UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2025

GRAN TIERRA ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34018	98-0479924
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Centre Street S.E.
Calgary, Alberta, Canada T2G 1A6

(Address of Principal Executive Offices)

(Zip Code)

(403) 265-3221

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GTE	NYSE American Toronto Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth below in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation.

On April 16, 2025 (the “Closing Date”), Gran Tierra Energy Inc. (the “Company” or “we”) entered into the Credit and Guaranty Agreement (as amended, supplemented or otherwise modified, the “Credit Agreement”) among Gran Tierra Energy Colombia GmbH, a limited liability company organized under the laws of Switzerland, as borrower (the “Borrower”), the Company, as a guarantor, certain of the Company’s indirect subsidiaries, as additional guarantors (such subsidiaries, together with the Company, the “Guarantors”), each of the lenders that is a signatory thereto, GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent, and JPMorgan Chase Bank, N.A., as calculation agent. The Credit Agreement provides for a revolving credit facility up to the then effective Borrowing Base (as defined in the Credit Agreement), which was equal to $75 million as of the Closing Date.

Loans under the Credit Agreement mature on April 16, 2028, are available to the Borrower for general corporate purposes, including working capital, are guaranteed by the Guarantors, and are secured by substantially all assets of the Borrower and certain of the Guarantors (not including the Company) (the Borrower and such Guarantors, collectively, the “Grantors”) located in Colombia, certain collateral accounts, certain marketing agreements, certain exploration and production agreements and certain operation and maintenance agreements and certain other assets of the Grantors, subject to permitted liens.

The Borrowing Base will be redetermined by the calculation agent at least annually based on reserve evaluation reports and related documentation provided by the Borrower, beginning in 2026. The outstanding borrowings under the Credit Agreement bear interest at a rate per annum equal to, at the Borrower’s option, either (a) a customary base rate (subject to a floor of 1.00%) plus an applicable margin of 4.50% or (b) a term SOFR reference rate plus an applicable margin of 4.50%. Interest on base rate borrowings is payable quarterly in arrears and interest on term SOFR borrowings accrues in respect of interest periods of three or six months, at the election of the Borrower, and is payable on the last day of such interest period.

We are subject to certain covenants under the terms of the Credit Agreement which include, but are not limited to, the maintenance of the following financial covenants: (1) a consolidated net debt to consolidated adjusted EBITDA ratio that may not exceed 3.00 to 1.00, tested as of the last day of each fiscal quarter, and (2) a consolidated interest coverage ratio that may not be less than 2.50 to 1.00, tested as of the last day of each fiscal quarter. The Credit Agreement also places restrictions on the Borrower, the Guarantors (not including the Company) and their subsidiaries with respect to additional indebtedness, liens, dividends and other payments to shareholders, investments, acquisitions, mergers, asset dispositions, transactions with affiliates, hedging transactions, payment on other debt and other matters. The Credit Agreement is subject to customary events of default, including a Change in Control (as defined in the Credit Agreement).

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit and Guaranty Agreement, dated as of April 16, 2025, by and among Gran Tierra Energy Colombia GmbH, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, GLAS USA LLC, as administrative agent, GLAS Americas LLC, as collateral agent, and JPMorgan Chase Bank, N.A., as calculation agent.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2025	GRAN TIERRA ENERGY INC.

/s/ Ryan Ellson
By: Ryan Ellson
Executive Vice President and Chief Financial Officer